For Further Information Contact:

                             J. Gerald Bazewicz
                             President and
                             Chief Executive Officer
                             (570) 752-3671



                           Exhibit 99.1


                          PRESS RELEASE


                 FIRST KEYSTONE ANNOUNCES RECORD
                     SECOND QUARTER EARNINGS

Berwick, Pennsylvania - July 31, 2008 - First Keystone Corporation (OTC BB: FKYS), parent company of First Keystone National Bank, reported net income of $1,886,000 for the quarter ending June 30, 2008, as compared to $1,384,000 for the second quarter of 2007. Earnings per share for the quarter ending June 30, 2008 were $.34, an increase of 13.3% over the $.30 per share earned in the second quarter of 2007. For the six months ending June 30, 2008, net income was $3,608,000 as compared to $2,818,000 for the first six months of 2007. Earnings per share were $.66 for the first six months of 2008, up 6.5% from the $.62 reported in the first six months of 2007. The annualized return on assets and return on tangible equity were 1.05% and 14.25%, respectively for the six months ending June 30, 2008.

President J. Gerald Bazewicz reported, "We are pleased with our financial results in the first half of 2008, especially with the continued improvement of our net interest margin. Also, our income indicates that our acquisition of Pocono Community Bank in the fourth quarter of 2007 has been accretive to earnings per share. Finally, we have experienced continued satisfactory asset quality with our allowance for loan losses at 1.31% of total loans as of June 30, 2008."

Total assets increased to $694,893,000 as of June 30, 2008, an increase of 30.0% over the same period in 2007. Total deposits and loans increased to $522,853,000 and $394,498,000, respectively as of the end of the second quarter of 2008. In addition, cash dividends paid for the first half of 2008 were $.44 per share, the same as the first to quarters in 2007.

First Keystone National Bank, an independently owned community bank since 1864, presently operates 14 full service offices in Columbia (5), Luzerne (4), Monroe (4), and Montour (1) Counties providing banking and trust services. In Monroe County, the Bank trades as Pocono Community Bank, a division of First Keystone National Bank.

Inquiries regarding the purchase of the company's stock may be made through the following brokers: RBC Dain Rauscher,
      800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-8383; and Stifel Nicolaus & Co. Inc.,
800-223-6807.



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


Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone National Bank or its parent company, First Keystone Corporation, please contact J.
Gerald Bazewicz at 570-752-3671, extension 172.



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